Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectuses constituting a part of this Registration Statement of our report dated March 29, 2023, except for Note 10 as to which the date is March 17, 2025, relating to the consolidated financial statements and schedule of Turtle Beach Corporation (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to us under the caption “Experts” in the Prospectuses.

/s/ BDO USA, P.C.
New York, New York

May 9, 2025